                              EXECUTIVE SUMMARY

DATE OF VALUATION:          March 27, 1996

DATE OF INSPECTION:         March 27, 1996

NAME:                       Sunrunner Apartments

PROPERTY ADDRESS:           11400 4th Street North
                            St. Petersburg, Pinellas County, Florida 33716

TAX REFERENCE:		    18-30-17-87363-001-0010

PROPERTY DESCRIPTION:       Sunrunner Apartments is a 200-unit apartment
                            complex which was constructed in 1981. The complex is comprised of 14, two-story buildings, with a gross building area of 173,686+/- square feet or a total rentable area of 145,272+/- square feet.
                            Additionally, the subject has a one-story clubhouse with 2,852+/- square feet and a 672+/- square foot laundry/maintenance building. The buildings are of wood frame construction, with vinyl and stucco veneer siding and asphalt shingle roofs. The improvements are situated on a 16,667+/- acre site.

ZONING: RO-P, Residential Office Parkway District, under the jurisdiction of the City of St. Petersburg, Florida.

MARKET BRIEF:               The combined Tampa Bay Area apartment market
                            (Hillsborough, Pinellas, Pasco and Polk Counties) is comprised of 687 developments totaling 129,052+/- units. The average development in this market is 189 units. The developments that are older than 20 years of age represent the largest portion of units
                            (40.7%) in this apartment market. The average occupancy in the Bay area apartment market was 95.67% as of the third quarter 1995. Rental rates in most sectors of the Bay area rental market have remained stable over the last 12 months. Demand for apartments within the market is expected to continue. As Pinellas County continues to become more desirable, it is our opinion that the subject's area is positioned for a sustained period of long-term growth. The subject should only benefit from the continued growth of the area due to the nature of the apartment market.

                                      1

               [JOSEPH J. BLAKE AND ASSOCIATES, INC. LETTERHEAD]

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                              EXECUTIVE SUMMARY

PROPERTY RIGHTS APPRAISED:            Fee Simple Estate

HIGHEST AND BEST USE:                 Multifamily rental apartment complex

INDICATED VALUE BY APPROACHES:

   INCOME CAPITALIZATION APPROACH:    $5,400,000

   SALES COMPARISON APPROACH:         $5,700,000

   COST APPROACH:                     $5,900,000

   FINAL CONCLUSION OF MARKET VALUE:  $5,400,000

DEFERRED MAINTENANCE,
DEDUCTED FROM THE VALUE ESTIMATE:     $0

According to a property condition assessment report conducted by Inspection & Valuation International, on May 24, 1996, the subject has approximately $14,000 worth of deferred maintenance. Due to the minimal amount of deferred maintenance, we have estimated that it will be accounted for by the reserves account and normal property maintenance and repair and therefore, have not subtracted it from the value approaches. Additionally a small amount of deferred maintenance appears to be typically found in apartment complexes similar in age to the subject. A copy of this report is contained in the addenda.

COMMENT

In estimating the subject's market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weight due to the number of recent comparable sales in the Bay area apartment market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given little weight in the reconciliation of a final value estimate. The Cost Approach was used, however, in the estimation of the subject's highest and best use.

                                      2

               [JOSEPH J. BLAKE AND ASSOCIATES, INC. LETTERHEAD]

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   						             November 30, 1995
                                                                        Page 1

MCMILLAN PLACE APARTMENTS
DALLAS, TEXAS


                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:               McMillan Place Apartments

LOCATION OF PROPERTY:        12610 Jupiter Road, Dallas, Dallas County, Texas.

PURPOSE OF THE APPRAISAL:    To estimate the market value of the subject.

PROPERTY RIGHTS APPRAISED:   Fee Simple Estate

HIGHEST AND BEST USE:        As Vacant - Multifamily residential development
                             when the market recovers sufficiently to warrant new construction.

                             As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:        The subject parcel is irregular shaped and
                             contains approximately 13.806 acres of land zoned
                             MF-1 (A) by the City of Dallas.

IMPROVEMENT DATA:            The subject consists of 402 apartment units
                             totaling 290,051 square feet of net rentable area.
                             The structural improvements consist of 15 residential buildings and a clubhouse/leasing office building. Exterior finish consists of brick veneer and wood siding with pitched composition roofs all built on concrete slab foundations. The improvements were completed in 1984. Additional amenities and site improvements include two swimming pools, a sports pool, two hot tubs, water fountains, a sand volleyball court, two laundry rooms, two mechanical rooms, a maintenance/storage room, electric access gates, concrete-paved surface parking, concrete walkways, exterior lighting, and landscaping.

TENANT DATA:                 The McMillan Place Apartments caters primarily to
                             adults employed in the metro Dallas area. Leases are typically signed for six or twelve-month terms.
                             The subject is reportedly 97% occupied as of the date of appraisal.

           Koeppel Tener Real Estate Services Inc., Appraisal Division

   						             November 30, 1995
                                                                        Page 2

MCMILLAN PLACE APARTMENTS
DALLAS, TEXAS


             SUMMARY OF SALIENT FACTS AND CONCLUSIONS (Continued)

DATE OF VALUE ESTIMATE:          November 27, 1995

SUMMARY OF STABILIZED PRO FORMA:

                                      Totals             Per Apartment
       Potential Gross Income       $2,410,554              $5,996
       Vacancy & Credit Loss           168,739                 420
                                    ----------              ------
       Effective Gross Income       $2,241,815              $5,577
       Operating Expenses            1,112,250               2,767
                                    ----------              ------
       Net Operating Income         $1,129,565              $2,810
       Capitalization Rate               10.0%

VALUE CONCLUSIONS

The Cost Approach:                   N/A

The Income Capitalization Approach:  $11,300,000

The Sales Comparison Approach:       $11,650,000

FINAL VALUE ESTIMATE:                $11,500,000

   						              November 4, 1995
                                                                        Page 1

MISTY WOODS APARTMENTS
CHARLOTTE, NORTH CAROLINA


                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:              Misty Woods Apartments

LOCATION OF PROPERTY:       4630 Central Avenue, Charlotte, Mecklenburg County,
                            North Carolina

PURPOSE OF THE APPRAISAL:   To estimate the market value of the subject.

PROPERTY RIGHTS APPRAISED:  Fee Simple Estate

HIGHEST AND BEST USE:       As Vacant - To develop for multifamily use.

                            As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:       The subject parcel is rectangular in shape and
                            contains approximately 10.68 acres of land zoned
                            R-22MF multifamily development by the city of Charlotte.

IMPROVEMENT DATA:           The subject consists of 228 units totaling 162,623
                            square feet of net rentable area. The structural improvements consist of 10 residential buildings and an office/clubhouse building. Exterior finish consists of wood siding and brick veneer, pitched roofs, and concrete slab foundations. The improvements were completed in 1985. Additional amenities include a swimming pool, asphalt parking areas, concrete walkways, and landscaping.

TENANT DATA:                The Misty Woods Apartments cater primarily to
                            adults and families employed in the surrounding area. Leases are typically signed for seven or 12-month terms. The subject is reportedly 97% occupied as of the date of inspection.

DATE OF VALUE ESTIMATE:     October 12, 1995

           Koeppel Tener Real Estate Services Inc., Appraisal Division

   						              November 4, 1995
                                                                        Page 2

MISTY WOODS APARTMENTS
CHARLOTTE, NORTH CAROLINA


             SUMMARY OF SALIENT FACTS AND CONCLUSIONS (Continued)

SUMMARY OF STABILIZED PRO FORMA:

                                        Totals           Per Unit
                                      ----------         --------
         Potential Gross Income       $1,471,025          $6,452
         Vacancy & Credit Loss          (73,551)           (323)
                                      ----------          ------
         Effective Gross Income       $1,397,474          $6,129
         Operating Expenses              611,197           2,680
                                      ----------          ------
         Net Operating Income           $786,277          $3,449

VALUE CONCLUSIONS

PURPOSE

The Sales Comparison Approach:        $8,500,000

The Income Capitalization Approach:   $8,500,000

Final Value Estimate:                 $8,500,000



           Koeppel Tener Real Estate Services Inc., Appraisal Division